Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employees’ Stock Purchase Plan and the 2001 Incentive Plan of Oscient Pharmaceuticals Corporation, of our reports dated March 3, 2006, with respect to the consolidated financial statements of Oscient Pharmaceuticals Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Oscient Pharmaceuticals Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oscient Pharmaceuticals Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 27, 2006